Exhibit 12.1
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
                               KeySpan Corporation
                    Computation of Earnings to Fixed Charges



                          Three Months   Twelve Months   Twelve Months   Twelve Months    Nine Months   Twelve Months  Twelve Months
                             Ended           Ended           Ended           Ended           Ended         Ended          Ended
                            March 31,    December 31,    December 31,     December 31,    December 31,   December 31,   December 31,
                              2002           2001            2000             1999           1998            1998           1997
                              ----           ----            ----             ----           ----            ----           ----
Earnings
   Net Income                 219,062       284,539         329,092        269,752       (196,074)        362,240         322,409
   Income Tax                 118,820       210,695         217,262        136,362        (59,800)        232,653         211,333
   Transaction income tax           -             -               -              -     (99,700.00)              -               -
   Interest Charges            74,640       373,466         204,278        138,655        140,188         409,066         438,926
   Portion of Rentals
    Representing Interest       9,983        50,271          43,433         23,433          9,641           3,309           3,390
   Adjustment Related to
     Equity Investments        (4,154)       (5,559)          1,497         (5,979)        (1,623)             (5)            (22)
                          ------------  ------------  --------------  --------------------------------------------   -------------

   Earnings Available to
    Cover                     418,351       913,412         795,562        562,223       (207,368)      1,007,263         976,036
                          ============  ============  ==============  ============================================   =============
      Fixed Charges


Fixed Charges
   Interest Charges             76806       385,507         218,017        150,515        147,998         409,066         438,926
   Portion of Rentals
    Representing Interest        9983        50,271          43,433         23,433          9,641           3,309           3,390

                          ------------  ------------  --------------  --------------------------------------------   -------------

                               86,789       435,778         261,450        173,948        157,639         412,375         442,316
                          ============  ============  ==============  ============================================   =============

   Total Fixed Charges


Ratio of Earnings to Fixed       4.82          2.10            3.04           3.23          N/A              2.44            2.21
  Charges                 ============  ============  ==============  ============================================   =============
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